                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               CIRRUS LOGIC, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               CIRRUS LOGIC, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

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     (4)  Date Filed:

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

                               CIRRUS LOGIC LOGO
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 29, 1999

TO THE STOCKHOLDERS OF CIRRUS LOGIC, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cirrus Logic, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, July 29, at 2:00 p.m., local time, at the offices of the Company, 3100 West Warren Avenue, Fremont, California 94538 for the following purposes:

     1. To elect directors to serve during the ensuing year.

     2. To approve an amendment to the Company's 1989 Employee Stock Purchase Plan that will increase the number of shares of Common Stock available for grant under the plan by 900,000 shares.

     3. To approve an amendment to the Company's 1996 Stock Plan that will increase the number of shares of Common Stock available for grant under the plan by 2,000,000 shares.

     4. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 1, 1999, are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof.

                                          For the Board of Directors

                                          David D. French
                                          President and Chief Executive Officer

Fremont, California
June 21, 1999

                             YOUR VOTE IS IMPORTANT

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. RETURNING YOUR PROXY WILL HELP THE COMPANY ASSURE A QUORUM AND AVOID THE ADDITIONAL EXPENSE OF DUPLICATE PROXY SOLICITATIONS. STOCKHOLDERS MAY ALSO VOTE VIA THE INTERNET OR BY TELEPHONE. PLEASE NOTE THE THERE ARE SEPARATE INTERNET AND TELEPHONE VOTING ARRANGEMENTS, DEPENDING UPON WHETHER SHARES ARE REGISTERED IN YOUR NAME OR IN THE NAME OF A BROKER OR BANK. THERE IS NO NEED TO MAIL THE PROXY CARD IF YOU VOTE VIA THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE MEETING AND YOUR SHARES ARE REGISTERED IN YOUR OWN NAME, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED THE PROXY OR VOTED ELECTRONICALLY. IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER OR BANK AND YOU WISH TO ATTEND THE MEETING AND VOTE YOUR SHARES, YOU MUST CONTACT THE BROKER OR BANK TO OBTAIN A BROKER'S PROXY TO VOTE THE SHARES.

                               CIRRUS LOGIC LOGO
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 29, 1999

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Cirrus Logic, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, July 29, at 2:00 p.m., local time (the "Annual Meeting"), or at any continuation or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the principal offices of the Company, located at 3100 West Warren Avenue, Fremont, California 94538. The telephone number at this address is (510) 623-8300.

     These proxy solicitation materials and the Company's Annual Report to Stockholders for the fiscal year ended March 27, 1999, including financial statements, were mailed on or about June 21, 1999 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

     Only stockholders of record at the close of business on June 1, 1999 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 60,183,524 shares of Common Stock outstanding. For information regarding holders of more than 5% of the outstanding Common Stock, see "Share Ownership of Directors, Executive Officers and Certain Beneficial Owners."

REVOCABILITY OF PROXIES

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. It may be revoked by filing, with the Secretary of the Company at the Company's principal offices, 3100 West Warren Avenue, Fremont, California 94538, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

     The cost of this solicitation will be borne by the Company. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies from stockholders, banks and other institutional nominees. The Company will pay Morrow & Co. $6,500 for these services, plus expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by additional mailings, telephone, telegram or personal solicitations by directors, officers or employees of the Company or its representatives. No additional compensation will be paid for any such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" (the "Votes Cast") at the Annual Meeting with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Under current Delaware case law, while broker non-votes (i.e. the votes of shares held of record by brokers as to which the underlying beneficial owners have given no voting instructions) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than February 19, 2000 in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Currently, the Company's Board of Directors is comprised of eight members.
C. Gordon Bell, who has served as a Director since 1990, is not standing for reelection. Therefore, a Board of seven directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

     All nominees are presently directors of the Company and, with the exception of Mr. French who was appointed to the Board of Directors on February 4, 1999, were last elected at the Annual Meeting held on July 21, 1998.

NOMINEES FOR DIRECTOR

     Set forth below is certain information regarding the nominees:

                                                                                              DIRECTOR
                NAME                   AGE              POSITION WITH THE COMPANY              SINCE
                ----                   ---              -------------------------             --------
Michael L. Hackworth.................  58    Chairman of the Board and Director                 1985
Suhas S. Patil.......................  54    Chairman Emeritus and Director                     1984
David D. French......................  42    President, Chief Executive Officer and Director    1999
D. James Guzy(1)(3)..................  63    Director                                           1984
Walden C. Rhines(1)(3)...............  52    Director                                           1995
Robert H. Smith(1)(2)(3).............  62    Director                                           1990
Alfred S. Teo(2).....................  53    Director                                           1998

---------------
(1) Member of the Governance Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

     Mr. Hackworth joined Aspirian, Inc., an internet-based software developer, as President and Chief Executive Officer in May 1999. He continues his role as an outside director and non-executive Chairman of Cirrus Logic's Board of Directors. He served as Chairman and Chief Executive Officer of the Company from July 1997 to February 1999 and was President and Chief Executive Officer from January 1985 through July 1997. Previously, he was employed for over thirteen years by Signetics Corporation, a manufacturer of integrated circuits and subsidiary of N.V. Philips, where he most recently held the position of Senior Vice President of MOS and Linear Products. He is also a director of Read-Rite Corporation.

     Dr. Patil, was a founder of Cirrus Logic's predecessor company in 1981, and a founder of Cirrus Logic in 1984. Dr. Patil was appointed Chairman Emeritus in July 1997. Prior to that, he served as Chairman of the Board since 1984. He served as Vice President, Research and Development until March 1990 and Executive Vice President, Products and Technology through April 1997. Dr. Patil was an Associate Professor of Computer Science at the University of Utah from 1976 to 1980 and an Assistant Professor of Electrical Engineering and Computer Science at the Massachusetts Institute of Technology from 1970 to 1975. He invented the Storage/Logic Array during his work at MIT and the University of Utah.

     Mr. French was appointed Chief Executive Officer in February 1999. He has served as President since he joined the Company in June 1998. Prior to joining the Company, he was employed by Analog Devices Inc. for 10 years, most recently as Vice President and General Manager of the DSP/mixed-signal processing products. Prior to joining Analog Devices in 1988, he held key management positions at Texas Instruments and Fairchild Semiconductor.

     Mr. Guzy has been Chairman, Chief Executive Officer and President of SRC Computer Corporation since June 1997. Since 1969, he also served as President of the Arbor Company, a Nevada limited partnership engaged in the electronics and computer industry. He is also a director of Intel Corporation, Micro Component Technology, Inc., Novellus Systems, Inc., Davis Selected Group of Mutual Funds, Alliance Capital Management Technology Fund and PLX Technology, Inc.

     Dr. Rhines has been President and Chief Executive Officer and a director of Mentor Graphics Corporation, a maker of electronic design automation products, since October 1993. Previously, he was employed by Texas Instruments Inc. from 1972 to 1993, most recently as Executive Vice President, Semiconductor Group. He is also a director of TriQuint Semiconductor.

     Mr. Smith has been Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary of Novellus Systems, Inc., a capital equipment manufacturer, since October 1996. He has been a director of Novellus since May 1995. He has been an industry consultant since 1990. From June 1994 to September 1994, he was Chairman of the Board of Micro Component Technology, Inc., an equipment manufacturer. He was President of Maxwell Communication Corporation North America, a printing, publishing, telecommunications and information management company, from August 1988 to July 1990. Prior to that, he was Executive Vice President, Finance and Chief Financial Officer of R. R. Donnelley & Sons Company, a large printing organization from 1982 to 1986. He was employed by Control Data from 1973 to 1982, most recently as Vice President having responsibility for all acquisitions and joint ventures for the company. He was a Vice President of Memorex Corporation from 1969 to 1973.

     Mr. Teo has been Chairman and Chief Executive Officer of the Sigma Plastics Group since 1979, Chairman and Chief Executive Officer of Red Line Express since 1984, and Alpha Technologies, Inc. since 1990. He is also a director of Fleet Bank, N.A., American Banknote Corporation, Navarre Corporation, a Trustee of St. Joseph's Hospital and of Stevens Institute of Technology.

     There are no family relationships between any directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended March 27, 1999 (the "Last Fiscal Year"), the Board of Directors held 12 meetings. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served.

     The Board of Directors has three standing committees: the Governance Committee, the Audit Committee and the Compensation Committee.

     The Governance Committee, which consists of directors Guzy, Smith and Rhines, was established to work on special projects as may be designated from time to time by the Board of Directors. In addition, the Governance Committee will perform the duties of a Nominating Committee. During the Last Fiscal Year, the Governance Committee met once.

     The Audit Committee, which consists of directors Smith and Teo, was established to review, in consultation with the independent auditors, the Company's financial statements, accounting and other policies, accounting systems and system of internal controls. The Audit Committee met 3 times during the Last Fiscal Year.

     The Compensation Committee, which consists of directors Guzy, Rhines and Smith, was established to grant stock options under the Company's Option Plans and to review the Company's programs relating to the recruitment, retention and motivation of employees, the Variable Compensation Plans and other similar programs for recommendation to the Board of Directors. The Compensation Committee met once during the Last Fiscal Year. In addition, the Committee approved stock option grants on a monthly basis by means of Unanimous Written Consents.

COMPENSATION OF DIRECTORS

     Non-employee directors are compensated as follows: a retainer of $6,250 is paid each quarter; a fee of $2,000 per day is paid for each regular or special meeting of the Board of Directors or committee meetings attended in person; a fee of $2,000 per day is paid for consulting services; and travel expenses are reimbursed for any director who travels more than 50 miles to attend a meeting. During the Last Fiscal Year, Mr. Guzy received consulting fees of $3,500, Mr. Smith received consulting fees of $750 and Mr. Rhines received consulting fees of $2,250 for board-related issues

     In January 1990, the Company adopted a Directors' Stock Option Plan (the "Directors' Plan"), which was approved by the stockholders in July 1990. Amendments to the terms of the Directors' Plan was approved by stockholders on July 21, 1998. Under the terms of the Directors' Plan, each non-employee director is automatically granted, on the date he or she first becomes a director, an initial option to purchase 25,000 shares and, on the date of his or her annual reelection to the Board, an additional option to purchase 5,000 shares. The exercise price of the automatic options is the fair market value of the Common Stock as determined by the closing price reported by the Nasdaq National Market on the date of grant. Options granted under the Directors' Plan prior to July 21, 1998, have a five-year term and vest over four years: one-quarter of the shares vest one year from the date of grant and one forty-eighth of the total shares vest each month thereafter. Automatic options granted under the Directors' Plan on or after July 21, 1998 have a ten-year term and are fully vested on date of grant. Initial options granted on or after July 21, 1998 under the Directors' Plan have a term of ten years and vest over four years: one-quarter of the shares vest one year from date of grant and one forty-eighth of the total shares vest each month thereafter.

     On July 21, 1998, automatic options were granted to directors Bell, Guzy, Rhines and Smith to purchase 5,000 shares of Common Stock at an exercise price of $10.125 per share, the fair market value on the date of grant. An initial option for 25,000 shares at an exercise price of $10.125 was granted to Mr. Teo upon his election to the Board

VOTE REQUIRED

     The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

                                   PROPOSAL 2

                 APPROVAL OF AN AMENDMENT TO THE 1989 EMPLOYEE
                              STOCK PURCHASE PLAN

     The Company's 1989 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1989 and approved by the stockholders in May 1989. A total of 200,000 shares of Common Stock were initially reserved for issuance thereunder. By subsequent amendments to the Purchase Plan, the shares reserved have been increased to 4,700,000 shares.

PROPOSED AMENDMENT TO THE PURCHASE PLAN

     On April 1, 1999, the Board of Directors approved an amendment to the Purchase Plan to further increase the aggregate number of shares authorized for issuance thereunder by 900,000 shares, bringing the total number of shares reserved under the Purchase Plan to 5,600,000 shares. Proposal 2 seeks stockholder approval of this amendment.

     The Board considers the increase in shares necessary to meet the Company's current needs. The Board further believes that the Purchase Plan is an integral component of the Company's benefits program that is intended to provide employees with an incentive to exert maximum effort for the success of the Company and to participate in that success through the acquisition of the Company's Common Stock. As of March 27, 1999, approximately 628 or 47% of the Company's eligible employees were participating in the Purchase Plan.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the Purchase Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

     The essential provisions of the Purchase Plan are outlined below.

ADMINISTRATION

     The Purchase Plan is administered by the Compensation Committee of the Board of Directors.

ELIGIBILITY

     Only employees may participate in the Purchase Plan. For this purpose, an "employee" is any person who is regularly employed at least 20 hours per week and 5 months per calendar year by the Company or any of its majority-owned subsidiaries. No employee shall be permitted to subscribe for shares under the Purchase

Plan if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor shall any employee be granted an option that would permit him or her to buy more than $25,000 worth of stock under the Purchase Plan in any calendar year. As of December 28, 1998 (the last enrollment date), there were 1,475 employees eligible to participate in the Purchase Plan, of whom 710 were participants.

OFFERING PERIOD

     There is generally one offering under the Purchase Plan during each six month period. Since 1994, the offering periods have coincided with the accounting and payroll schedules and include thirteen pay periods per offering. The current offering will end on June 26, 1999. The first day of an offering period is referred to as the "Offering Date." The last day of an offering period is referred to as the "Exercise Date."

PURCHASE PRICE

     The purchase price per share at which shares will be sold in an offering under the Purchase Plan is the lower of (i) eighty-five percent of the fair market value of a share of Common Stock on the Offering Date or (ii) eighty-five percent of the fair market value of a share of Common Stock on the Exercise Date. The fair market value of the Common Stock on a given date shall be the closing price as reported in the Wall Street Journal.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions over the offering period. The Purchase Plan provides that the aggregate of such payroll deductions during the offering period shall not exceed fifteen percent of total compensation during said offering period. However, beginning with the offering of July 1, 1990, each participant was limited to ten percent of base compensation and the right to purchase a maximum of 500 shares in each offering. Such restrictions will apply until the Compensation Committee takes further action. During the offering period, a participant may discontinue his or her participation in the Purchase Plan, and may decrease but not increase the rate of payroll deductions.

     All payroll deductions made for a participant are credited to the participant's account under the Purchase Plan and are included with the general funds of the Company. Funds received upon sales of stock under the Purchase Plan are used for general corporate purposes.

WITHDRAWAL

     A participant may terminate his or her interest in a given offering by signing and delivering to the Company a notice of withdrawal from the Purchase Plan at least fifteen days prior to the Exercise Date of the offering period.

TERMINATION OF EMPLOYMENT

     Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event the payroll deductions credited to the participant's account will be returned without interest to such participant or his or her heirs.

CAPITAL CHANGES

     In the event of any changes in the capitalization of the Company effected without receipt of consideration by the Company, such as stock splits or stock dividends, resulting in an increase or decrease in the number of outstanding shares of Common Stock, proportionate adjustments will be made by the Company in the shares subject to purchase and in the price per share.

EFFECT OF LIQUIDATION, DISSOLUTION, SALE OF ASSETS OR MERGER

     In the event of liquidation or dissolution of the Company, an employee's participation in the Purchase Plan will be terminated immediately before consummation of such event unless otherwise provided by the Board. In the event of a sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the employee's rights may be satisfied by assumption of the Company's obligations by such acquiring or successor corporation. If such corporation refuses to assume those obligations, the Board shall allow the immediate exercise of the employee's rights for fifteen days, after which the employee's rights under the Purchase Plan shall terminate.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board may at any time amend or terminate the Purchase Plan, except that no such termination shall affect options previously granted and no amendment shall make any change in an option granted prior thereto that adversely affects the rights of any participant. Under the Purchase Plan, an amendment to increase the number of shares reserved for issuance requires the approval of the stockholders of the Company. The Plan will terminate in March 2009, unless terminated earlier by the Board.

TAX INFORMATION

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the Offering Date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the Offering Date. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any further gain or any loss on such sale or disposition will be treated as capital gain or loss. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above and subject to the limitation on deductibility set forth in Section 162(m) of the Code.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION LAWS UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE PURCHASE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PARTICIPATION IN THE PURCHASE PLAN

     Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. The following table sets forth information with respect to the shares purchased during the Last Fiscal Year by (i) the executive officers named in the Summary Compensation Table below (the "Named Executive Officers"), (ii) all current executive officers as a group, and (iii) all other employees as a group who participated in the Purchase Plan.

                                                              NUMBER OF SHARES      DOLLAR
                NAME (OR GROUP) AND POSITION                    PURCHASED(#)       VALUE(1)
                ----------------------------                  ----------------     --------
David D. French.............................................           --
  President and Chief Executive Officer
Michael L. Hackworth........................................        1,000         $    2,078
  Chairman of the Board
Henry M. Josefczyk..........................................        1,000         $    2,078
  Senior Vice President, Worldwide Sales
Robert F. Donohue...........................................        1,000         $    2,078
  Vice President, General Counsel and Secretary
Eric J. Swanson.............................................           --                 --
  Vice President and Chief Technical Officer
Ronald K. Shelton...........................................        1,000         $    2,078
  Vice President, Chief Financial Officer And Treasurer
All current participating executive officers as a group (6          6,000         $   12,467
  persons)..................................................
All other employees as a group (698 persons)................      520,921         $1,048,140

---------------
(1) Market value on the date of purchase, minus the purchase price under the Purchase Plan.

                                   PROPOSAL 3

                APPROVAL OF AN AMENDMENT TO THE 1996 STOCK PLAN

     The 1996 Stock Plan (the "Stock Plan") was adopted by the Board of Directors in May 1996 and approved by the Stockholders in August 1996. The Stock Plan replaces the 1987 Stock Option Plan which expired in May 1997. 2,500,000 shares were reserved for issuance under the Stock Plan. By subsequent amendments to the Stock Plan, the shares reserved have been increased to 6,500,000 shares.

     Stock options play a key role in the Company's ability to recruit, reward and retain executives and key employees. Technology companies have historically used stock options as an important part of recruitment and retention packages. The Company competes directly with these technology companies for experienced executives and engineers and must be able to offer comparable packages to attract the caliber of individual that the Company believes is necessary to provide the growth that stockholders desire. The Stock Plan provides for the grant of options and stock purchase rights to employees and consultants to provide additional incentive to encourage their continued service to the Company.

PROPOSED AMENDMENT TO THE STOCK PLAN

     On April 1, 1999, the Board of Directors increased the shares reserved for issuance under the Stock Plan by an additional 2,000,000, bringing the total shares reserved for issuance under the Stock Plan to 8,500,000 shares. Proposal 3 seeks stockholder approval of this amendment.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

     The essential provisions of the Stock Plan are outlined below.

SUMMARY OF THE STOCK PLAN

     GENERAL. The purpose of the Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the Stock Plan. Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

     ADMINISTRATION. The Stock Plan may generally be administered by the Board or the Committee appointed by the Board. However, with respect to grants of options to employees who are also officers or directors of the Company ("Insiders"), the Stock Plan will be administered by: (i) the Board, if the Board may administer the Stock Plan in a manner complying with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor rule thereto ("Rule 16b-3") with respect to a plan under which discretionary grants and awards of equity securities are to be made to Insiders; or (ii) a committee designated by the Board to administer the Stock Plan, which committee shall be constituted to comply with the rules under Rule 16b-3 governing a plan under which discretionary grants and awards of equity securities are to be made to Insiders. The administrators of the Stock Plan are referred to herein as the "Administrator".

     ELIGIBILITY; LIMITATIONS. Nonstatutory stock options and stock purchase rights may be granted under the Stock Plan to employees and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

     Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options granted to such persons, the Stock Plan provides that no employee may be granted, in any fiscal year of the Company, options to purchase more than 400,000 shares of Common Stock. Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options to purchase up to an additional 800,000 shares of Common Stock.

     TERMS AND CONDITIONS OF OPTIONS. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions;

          (a) EXERCISE PRICE. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the date the option is granted.

          (b) EXERCISE OF OPTION; FORM OF CONSIDERATION. The Administrator determines when options become exercisable and may in its discretion accelerate the vesting of any outstanding option. Stock options granted under the Stock Plan generally vest and become exerciseable over four years. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Stock Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

          (c) TERM OF OPTION. The Administrator determines the terms of each option, provided that the term of an incentive stock option may be no more than ten years from the date of grant. No option may be exercised after the expiration of its term.

          (d) TERMINATION OF EMPLOYMENT. If an optionee's employment or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Stock Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. The optionee may exercise all or part of the option before such expiration to the extent the option is exercisable at the time of such termination.

          (e) DEATH OR DISABILITY. If an optionee's employment or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the Stock Plan expire on the earlier of
     (i) 12 months from the date of such termination or (ii) the expiration date of such option. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

          (f) NONTRANSFERABILITY OF OPTIONS. Options granted under the Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee's lifetime only by the optionee.

          (g) OTHER PROVISIONS. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Administrator.

     STOCK PURCHASE RIGHTS. A stock purchase right gives the purchaser a period of no longer than 90 days from the date of grant to purchase Common Stock. A stock purchase right is accepted by the execution of a restricted stock purchase agreement between the Company and the purchaser, accompanied by the payment of the purchase price of the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator. A stock purchase right is nontransferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee's lifetime only by the optionee. The aggregate number of shares subject to grants or stock purchase rights may not exceed 10% of the shares subject to the Stock Plan.

     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Stock Plan, and the exercise price of any such outstanding option or stock purchase right.

     In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable, until the date ten days prior to the consummation of the liquidation or dissolution.

     In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

     AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend, alter, suspend or terminate the Stock Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the Stock Plan to the extent necessary and desirable to comply with Rule 16b-3 and Sections 162(m) and 422 of the Code, or any similar rule or statute. No such action by the

Board or stockholders may alter or impair any option or stock purchase right previously granted under the Stock Plan without the written consent of the optionee. Unless terminated earlier, the Stock Plan shall terminate ten years from the date of its approval by the stockholders or the Board of the Company, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

     INCENTIVE STOCK OPTIONS. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition generally measured as the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the amount realized on the sale of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     NONSTATUTORY STOCK OPTIONS. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

     STOCK PURCHASE RIGHTS. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to repurchase the stock upon the purchaser's termination of employment with the Company. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company.

     Subject to the limitation on deductibility set forth in Section 162(m) of the Code, the Company is entitled to a tax deduction in the same amount as the ordinary income recognized by a purchaser in connection with a purchase of stock under a stock purchase right.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

PARTICIPATION IN THE STOCK PLAN

     The grant of options and stock purchase rights under the Stock Plan to eligible employees and consultants, including the Named Executive Officers, is subject to the discretion of the Compensation Committee. As of the date of this proxy statement, there has been no determination by the Administrator with respect to future awards under the Stock Plan. Accordingly, future awards are not determinable. Non-employee directors are not eligible to participate in the Stock Plan. The following table sets forth information with respect to options and restricted stock granted under the Stock Plan during the Last Fiscal Year to
(i) the Named Executive Officers, (ii) all current executive officers as a group and (iii) all other employees as a group. The term of all options outstanding under the Stock Plan is ten years from date of grant.

                                                                SHARES          WEIGHTED
                                                               SUBJECT          AVERAGE
                                                              TO OPTIONS     EXERCISE PRICE
                NAME (OR GROUP) AND POSITION                  GRANTED(#)    PER SHARE($/SH.)
                ----------------------------                  ----------    ----------------
David D. French.............................................    643,750(1)       $5.564
  President, Chief Executive Officer
Michael L. Hackworth........................................         --              --
  Chairman of the Board
Henry M. Josefczyk..........................................     35,000          $5.875
  Senior Vice President, Worldwide Sales
Robert F. Donohue...........................................     36,500          $5.875
  Vice President, General Counsel and Secretary
Eric J. Swanson.............................................     40,000          $5.875
  Vice President and Chief Technical Officer
Ronald K. Shelton...........................................     74,000          $5.875
  Vice President, Chief Financial Officer and Treasurer
All current executive officers as a group (10 persons)......  1,044,790          $6.122
All other employees as a group (507 persons)................  1,492,401          $7.729

---------------
(1) Includes the grant of 250,000 shares of Restricted Stock at an exercise price of zero.

                                   PROPOSAL 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the current fiscal year ending March 25, 2000. Ernst & Young LLP has audited the Company's financial statements annually since 1984. In the event that a majority of the Votes Cast are against the ratification, the Board of Directors will reconsider its selection.

     A representative of Ernst & Young LLP will be present at the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

                             ADDITIONAL INFORMATION

              SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of March 27, 1999 by (i) each stockholder known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock; (ii) each director; (iii) each of the Named Executive Officers and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

                                                              NUMBER OF
                      BENEFICIAL OWNER                        SHARES(1)     PERCENT
                      ----------------                        ----------    -------
Alfred S. Teo and Annie Teo(2)(3)...........................   9,278,400     15.4%(4)
Michael L. Hackworth(5).....................................   1,356,437      2.2%
Suhas S. Patil(6)...........................................   1,354,560      2.2%
David D. French(7)..........................................     300,000        *
D. James Guzy(8)............................................     187,782        *
Eric J. Swanson(9)..........................................     148,076        *
Robert F. Donohue(10).......................................      81,667        *
Ronald K. Shelton(11).......................................      67,000        *
Henry M. Josefczyk(12)......................................      57,749        *
C. Gordon Bell(13)..........................................      55,000        *
Walden C. Rhines(14)........................................      46,000        *
Robert H. Smith(15).........................................      23,750        *
All current executive officers and directors as a group (17   13,206,130     21.9%
  Persons)(16)..............................................

---------------
  *  Less than 1%

 (1) All options granted under the Amended 1987 Stock Option Plan and the Amended 1990 Directors' Stock Option Plan are immediately exercisable, but shares issued upon exercise of unvested options are subject to vesting restrictions. Accordingly, all outstanding options granted under both Plans are exercisable within 60 days of March 27, 1999. See the "Option Exercises in Last Fiscal Year and Fiscal Year End Option Values" table for vested and unvested shares. Options granted under the 1996 Stock Plan are exercisable only when vested. Under the 1996 Stock Plan, 117,649 shares are currently exercisable within 60 days of March 27, 1999 for the current officers.

 (2) Includes (1) 25,000 shares issuable upon exercise of options held by Mr. Teo exercisable within 60 days of March 27, 1999, (2) 8,330,000 held by Alfred S. and Annie Teo, (3) 23,500 shares held by Alpha Industries, Inc. Retirement Plan dated January 1, 1984, of which Mr. Teo is the Trustee, (4) 15,600 shares held by Alpha Technologies, Inc. in which Mr. Teo holds a 50% interest, (5) 30,000 shares owned by Lambda Financial Service Corporation in which Mr. Teo holds the controlling interest and (6) 854,000 shares held by the M.A.A.A. Trust FBO Mark, Andrew, Alan and Alfred Teo, Jr. with respect to which Mr. Teo disclaims beneficial ownership.

 (3) Mr. And Mrs. Teo have agreed to vote their shares in favor of recommendations by the Board of Directors of the Company.

 (4) During the Last Fiscal Year, the Company repurchased 9.7 million shares of its Common Stock. This reduction in Common Stock outstanding increased Mr. Teo's beneficial ownership to above 15%. Under the terms of the Rights Plan, no person shall be deemed to be an "Acquiring Person" as a result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Stock of the Company then outstanding. Therefore, the Company's Board of Directors determined that Mr. Teo did not become an "Acquiring Person" as defined by the Rights Plan.

 (5) Includes 1,090,000 shares issuable upon exercise of options held by Mr. Hackworth exercisable within 60 days of March 27, 1999.

 (6) Includes (i) 530,000 shares issuable upon exercise of options held by Dr. Patil exercisable within 60 days of March 27, 1999 and (ii) 73,400 shares held by family members and trusts for the benefit of family members, with respect to which Dr. Patil disclaims beneficial ownership.

 (7) Mr. French does not have any shares vested and exercisable within 60 days of March 27, 1999.

 (8) Includes 25,000 shares issuable upon exercise of options held by Mr. Guzy exercisable within 60 days of March 27, 1999. Also includes 132,782 shares held by Arbor Company, of which Mr. Guzy is President and may therefore be deemed to be the beneficial owner.

 (9) Includes 143,076 shares issuable upon exercise of options held by Mr. Swanson exercisable within 60 days of March 27, 1999.

(10) Includes 80,000 shares issuable upon exercise of options held by Mr. Donohue exercisable within 60 days of March 27, 1999.

(11) Includes 65,000 shares issuable upon exercise of options held by Mr. Shelton exercisable within 60 days of March 27, 1999.

(12) Includes 49,999 shares issuable upon exercise of options held by Mr. Josefczyk exercisable within 60 days of March 27, 1999.

(13) Includes 25,000 shares issuable upon exercise of options held by Dr. Bell exercisable within 60 days of March 27, 1999. Dr. Bell is not standing for reelection.

(14) Includes (i) 40,000 shares issuable upon exercise of options held by Mr. Rhines exercisable within 60 days of March 27, 1999 and (ii) 6,000 shares held by his wife.

(15) Includes 23,750 shares issuable upon exercise of options held by Mr. Smith exercisable within 60 days of March 27, 1999.

(16) Includes 2,341,951 shares issuable upon exercise of options held by executive officers and directors exercisable within 60 days of March 27, 1999.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation earned during the fiscal years ended March 27, 1999, March 28, 1998, and March 29, 1997 by the two people who served as Chief Executive Officer during the Last Fiscal Year and the other four highest-paid executive officers.

                                                             LONG-TERM COMPENSATION
                                    ANNUAL COMPENSATION              AWARDS
                                    --------------------    ------------------------
                                                            RESTRICTED    SECURITIES
                                                              STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY(1)    BONUS        AWARDS       OPTIONS      COMPENSATION(2)
---------------------------  ----   ---------   --------    ----------    ----------    ---------------
David D. French...........   1999   $231,250    $300,000(3) $2,375,000(3)  393,750         $721,899(3)
  President and Chief        1998         --          --            --          --               --
  Executive Officer          1997         --          --            --          --               --
Michael L. Hackworth......   1999    421,356          --            --          --            1,000
  Chairman of the Board      1998    397,488     680,672(4)         --     850,000(5)         1,000
                             1997    397,488          --            --     150,000            1,000
Henry M. Josefczyk........   1999    265,018     175,814(6)         --      35,000            1,000
  Senior Vice President,     1998    107,026     220,000(7)         --     150,000               --
  Worldwide Sales            1997         --          --            --          --               --
Eric J. Swanson...........   1999    227,718          --            --      40,000            5,800(8)
  Vice President and         1998    198,000     265,710                   160,000(5)        26,069(8)
  Chief Technical Officer    1997         --          --            --          --               --
Robert F. Donohue.........   1999    226,800          --            --      36,500            1,000
  Vice President, General    1998    216,000     267,500            --     113,350(5)         1,000
  Counsel and Secretary      1997    165,462          --            --      80,000            1,000
Ronald K. Shelton.........   1999    215,392          --            --      74,000            1,000
  Vice President, Chief      1998    203,200     237,236            --      99,800(5)         1,000
  Financial Officer and      1997     86,413          --            --      60,000            1,000
  Treasurer

---------------
(1) Amounts shown are before salary reductions resulting from employee contributions to the Cirrus Logic, Inc. 401(k) Profit Sharing Plan.

(2) Included in the "All Other Compensation" column for the Last Fiscal Year are matching contributions of $1,000 each paid by the Company under the 401(k) Plan to Messrs. Hackworth, Josefczyk, Donohue and Shelton. No Named Executive Officer received perquisites during fiscal 1999, 1998 or 1997 equal to or in excess of $50,000 or 10% of such Named Executive Officer's salary plus bonus for such fiscal year.

(3) Upon joining the Company in June 1998, Mr. French received a hiring bonus of $150,000 and 250,000 shares of restricted stock at zero value. In addition, the Company entered into a Bridge Loan Agreement with Mr. French for $721,899 for the purchase of his home in Texas. The loan carries an interest rate of 5.64% and is secured by a first deed of trust on the property. Mr. French's employment agreement guaranteed a minimum payment of $150,000 for the 1999 Variable Compensation Program. Such amount was paid in May 1999.

(4) Bonus amounts reported for Mr. Hackworth for fiscal 1998 are net of amounts advanced to him in fiscal 1996 under the Senior Executive Variable Compensation Plan ("SEVCP"). The advance was treated as a loan repayable from future variable compensation bonuses.

(5) Effective April 30, 1997, the Company's Board of Directors approved an option exchange program. Unless the employee elected not to participate in the exchange, replacement options with an exercise price of $9.1875 per share were granted to current employees who held options with exercise prices above $9.1875. The old options were cancelled. All replacement options were subject to a one-year blackout on exercise. Replacement options are included in the options granted reported for fiscal year 1998 in the table above. Excluding the replacement options, in fiscal year 1998, new options were granted to Mr. Donohue for 33,350 shares, Mr. Swanson for 100,000 shares and Mr. Shelton for 39,800 shares. No options were repriced during the Last Fiscal Year.

(6) Mr. Josefczyk received commissions under the fiscal 1999 Sales Commission Plan.

(7) Mr. Josefczyk received a hiring bonus of $100,000 upon his joining the Company in November 1997 and $120,000 in commissions under the fiscal 1998 Sales Commission Plan.

(8) Mr. Swanson received bonuses related to patents and articles published in trade publications.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information with respect to options granted in the Last Fiscal Year to the Named Executive Officers.

                                       INDIVIDUAL GRANTS
                                    -----------------------
                                                 % OF TOTAL                           POTENTIAL REALIZABLE VALUE
                                      NUMBER      OPTIONS                               OF ASSUMED ANNUAL RATES
                                        OF        GRANTED                                   OF STOCK PRICE
                                    SECURITIES       TO                                    APPRECIATION FOR
                                    UNDERLYING   EMPLOYEES                                    OPTION TERM
                                     OPTIONS     IN FISCAL    EXERCISE   EXPIRATION   ---------------------------
                                    GRANTED(1)    YEAR(2)      PRICE        DATE         5%(3)          10%(3)
                                    ----------   ----------   --------   ----------   ------------   ------------
David D. French...................   350,000       15.20       $9.500     06/25/08     $2,091,074     $5,299,193
                                      43,750        1.90        5.875     10/08/08        161,646        409,642
Michael L. Hackworth..............        --          --           --           --             --             --
Henry M. Josefczyk................    35,000        1.52        5.875     10/08/08        129,316        327,713
Eric J. Swanson...................    40,000        1.74        5.875     10/08/08        147,790        374,529
Robert F. Donohue.................    36,500        1.59        5.875     10/08/08        134,859        341,758
Ronald K. Shelton.................    74,000        3.21        5.875     10/08/08        273,412        692,880

---------------
(1) All options have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant. The Compensation Committee has the discretion and authority to amend and reprice the outstanding options. No options were repriced during the Last Fiscal Year.

(2) Based on 2,203,191 shares granted to all employees during the Last Fiscal Year.

(3) The 5% and 10% assumed compound rates of annual stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table provides information with respect to option exercises in the Last Fiscal Year by the Named Executive Officers and the value of their unexercised options at Fiscal Year End.

                                                               NUMBER OF                VALUE OF
                                                         SECURITIES UNDERLYING         UNEXERCISED
                                                          UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                                            AT FISCAL YEAR           AT FISCAL YEAR
                                SHARES                            END                    END(1)
                              ACQUIRED ON     VALUE      ---------------------    ---------------------
            NAME               EXERCISE      REALIZED     VESTED      UNVESTED     VESTED     UNVESTED
            ----              -----------    --------    ---------    --------    --------    ---------
David D. French.............      --           --               --    393,750     $    --      $43,750
Michael L. Hackworth........      --           --        1,033,750     56,250      50,000            0
Henry M. Josefczyk..........      --           --           49,999    135,001           0       35,000
Eric J. Swanson.............      --           --          103,076    160,000           0       40,000
Robert F. Donohue...........      --           --           56,665     93,185           0       36,500
Ronald K. Shelton...........      --           --           42,500    131,300           0       74,000

---------------
(1) Value is based on fair market value of the Company's common stock of $6.875 per share on March 26, 1999 (the last trading day of the Last Fiscal Year), less the exercise price.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed only of non-employee directors. The Committee is responsible for reviewing and recommending the Company's compensation practices, executive pay levels, and variable compensation programs to the Board of Directors for approval. The Committee also grants stock options within guidelines approved by the Board of Directors.

COMPENSATION PHILOSOPHY

     The Company's compensation philosophy is to pay for performance. As such, the Committee believes that total cash compensation should vary with the performance of the Company and long-term incentives should be used to ensure the alignment of executive and stockholder interests. Consistent with this philosophy, the Company provides significant annual incentive opportunities and utilizes stock options as a long-term incentive vehicle.

     Cash compensation for the executives in fiscal 1999 consisted of the following components:

     - Base salary

     - Variable compensation based on achievement of Company operating profit per share and return on net asset targets and personal performance goals and objectives. The Company did not achieve the targets set for fiscal 1999. Therefore, except for the guaranteed payment of $150,000 to Mr. French under the terms of his employment agreement, no bonuses were paid under the Variable Compensation Plan.

     The Committee sets compensation levels for executives based on a review of competitive information. Competitive compensation information is gathered from published surveys of high technology company compensation levels (the "Survey Group") and from proxy statements of particular companies that are considered generally comparable to the Company (the "Proxy Group"). The Proxy Group includes companies used in the peer performance graph as well as other semiconductor or high technology companies that are high growth, profitable, and similar in revenue size to the Company. Recommendations by Company management are examined in light of this information, with the intention of establishing and maintaining competitive total cash compensation levels. In general, the Company has attempted to establish a strong relationship between total cash compensation and Company and individual performance by maintaining base salaries at approximately the 50th percentile of the Survey Group and Proxy Group data, and providing additional incentive opportunity so that total cash compensation (salary plus bonus) approaches 50th percentile levels when the Company's performance is near the middle of the semiconductor companies in the Proxy Group, and has the potential to pay at or near the top of the semiconductor companies in the Proxy Group for commensurate levels of performance. In April 1998, the executive officers received salary increases for fiscal 1999.

     Long-term incentives are provided through stock option grants to key employees, including the Named Executive Officers. The number of shares subject to each stock option grant is based on the employee's current and anticipated future performance and ability to affect achievement of strategic goals and objectives. The Company grants options in order to directly link a significant portion of each executive's total compensation to the long-term interests of stockholders and to encourage key employees to remain employed by the Company during the term of the options.

     The Company maintains a qualified employee stock purchase plan subject to provisions of the Internal Revenue Code, which is generally available to all employees, and pursuant to which employees can purchase Company stock through payroll deductions of up to 10% of their base salaries. This plan allows participants to buy Company common stock at a discount from the market price.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Named Executive Officers. The Company's 1996 Stock Plan is qualified so that awards under the plan constitute performance-based compensation not subject to Section 162(m) of the Code. It is the Committee's objective that, so long as it is consistent with it's overall business, compensation and retention objectives, the Company will, to the extent reasonable, endeavor to keep executive compensation deductible for federal income tax purposes.

BASE SALARY

     In accordance with the Company's compensation philosophy, the base salary rates of the executive officers are generally below the 50th percentile levels of the Survey Group and Proxy Group.

INCENTIVE COMPENSATION

     The Variable Compensation Plan (the "VCP") is designed to motivate and reward the executive officers by making a significant portion of their cash compensation directly dependent upon achieving predetermined corporate and/or business unit financial goals. For fiscal 1999, the Company introduced a new rolling three-year performance bonus plan which sets targets based on Operating Profit per Share and Return on Net Assets. In addition, an executive's variable compensation award may be reduced or increased based on achievement of key strategic goals and objectives previously agreed upon for each executive. The VCP pool is calculated as a percentage of the operating targets achieved multiplied by the base pool for all employees eligible to participate in the plan and is capped at a percentage of annual operating profit. If earned, the bonus is paid out over three years, 34% in the first year, 33% in each of the second and third years. Cash payments due are paid after the end of the annual performance period for services rendered and performance levels achieved during the performance period.

STOCK OPTIONS

     Stock options are granted to align the interests of key employees with those of the stockholders. Stock options are granted at a price equal to the fair market value of the Company's Common Stock on the date of grant. Eligible employees are granted stock options on their date of hire which generally vest over a four-year period from the date of grant. Certain key employees are granted stock options on an annual basis that vest four years from the date of grant. They are granted to key employees, including the Named Executive Officers, based on current performance, anticipated future contribution based on that performance, and ability to affect corporate and/or business unit results. In fiscal 1999, stock options for the executive officers were granted upon recommendation of management and approval of the Committee within guidelines approved by the Board of Directors, and were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

EXECUTIVE MANAGEMENT SEVERANCE PLAN

     In April 1999, the Board of Directors adopted an Executive Management Severance Plan (the "Severance Plan") providing for certain benefits to executive officers of the Company in the event that an executive is involuntarily terminated, other than for cause. Upon such event, the Severance Plan provides for salary continuation for a period no greater than six months. In addition, the Severance Plan provides for continued health coverage for a period of eighteen months or until the executive accepts employment elsewhere. Outstanding stock options will continue to vest for six months or until the executive accepts employment elsewhere and he will have twelve months from his termination date to exercise vested options.

CEO COMPENSATION

     As described above, the Company's executive pay program is highly leveraged toward variable compensation plans that reward achievement of pre-determined corporate goals and objectives. The Compensation Committee reviews the CEO's base salary annually, considering Company performance, individual performance, and external pay practices.

     Mr. Hackworth resigned as Chief Executive Officer in February 1999. He remains a non-employee Chairman of the Board. For fiscal year 1996, Mr. Hackworth's base salary was set at $397,488. For Fiscal Years 1997 and 1998, he did not receive a salary increase. Mr. Hackworth's base salary for fiscal 1999 was $421,356. Mr. Hackworth did not receive a bonus under the VCP in the Last Fiscal Year. He did not receive any new options during fiscal 1998 or fiscal 1999. With respect to his continued service to the Company, the Board of Directors agreed to extend the exercise period for Mr. Hackworth's vested shares under the Company's stock option plans to April 2001.

     Mr. French was appointed President and Chief Executive Officer in February 1999 and the Board of Directors set his salary for fiscal 2000 at $375,000. Mr. French joined the Company in June 1998 as President and Chief Operating Officer. His employment agreement with the Company provided for a base salary of $325,000 which will be reviewed annually, a hiring bonus of $150,000 and participation in the VCP at a target of 100% of his base salary with a guarantee of $150,000 for fiscal 1999. As part of his agreement, the Company entered into a Bridge Loan Agreement with Mr. French for the purchase of his principal residence in Texas. The Bridge Loan Agreement is for $721,899 and carries an interest rate of 5.64%. The loan is due and payable on September 1, 2013, or 180 days following the date of his resignation from the Company. Mr. French received 250,000 shares of restricted stock at zero value which vest in June 1999 and stock options to purchase 350,000 shares of Common Stock at $9.50 per share vesting over four years. In October 1998, he was granted an option to purchase 43,750 shares at an exercise price of $5.875 which vests in October 2002.

     Under the terms of his employment agreement, in the event that the Company terminates his employment on or before the third anniversary of his hire date, or any successor to the Company fails or refuses to assume the terms of his agreement, Mr. French will be entitled to receive a single, lump-sum severance payment equal to this then current annual base salary. In addition, his restricted stock shall fully vest and his stock option will vest an additional twelve months and will remain exercisable for one year following his termination.

                                          Compensation Committee

                                          Walden C. Rhines, Chairman
                                          D. James Guzy
                                          Robert H. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of directors Rhines, Guzy and Smith. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions with the Company during the Last Fiscal Year.

                               PERFORMANCE GRAPH

     The following graph shows a comparison of five-year cumulative total stockholder return, calculated on a dividend reinvestment basis, from March 31, 1994 through March 31, 1999 for Cirrus Logic, Inc., the S&P 500 Composite Index (the "S&P 500") and the Semiconductor Subgroup of the S&P Electronics Index (the "Semiconductors Index"). The graph assumes that $100 was invested in each of these three on March 31, 1993. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                  AMONG CIRRUS LOGIC, INC., THE S&P 500 INDEX
                 AND THE S&P ELECTRONICS (SEMICONDUCTORS) INDEX

                                                                                                            S & P ELECTRONICS
                                                   CIRRUS LOGIC, INC.               S & P 500               (SEMICONDUCTORS)
                                                   ------------------               ---------               -----------------
3/94                                                     100.00                      100.00                      100.00
3/95                                                     103.00                      116.00                      120.00
3/96                                                     109.00                      153.00                      132.00
3/97                                                      73.00                      183.00                      281.00
3/98                                                      61.00                      271.00                      307.00
3/99                                                      39.00                      321.00                      465.00

* $100 INVESTED ON 3/31/94 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING MARCH 31.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the Last Fiscal Year, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with except for Mr. Teo who filed Form 4's due in September and October in November, 1998.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          David D. French
                                          President and Chief Executive Officer

Fremont, California
June 21, 1999

1008-PS-99
15009-001

                               CIRRUS LOGIC, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  PROXY FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of CIRRUS LOGIC, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 21, 1999 and the Company's Annual Report for the fiscal year ending March 27, 1999, and hereby appoints Glenn C. Jones and David D. French and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of CIRRUS LOGIC, INC., to be held on July 29, 1999 at 2:00 p.m. local time at 3100 West Warren Avenue, Fremont, California 94538 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, AND FOR PROPOSALS 2, 3, and 4.

1.   Election of Directors

     Nominees: David D. French, D. James Guzy, Michael L. Hackworth, Suhas S.
               Patil, Walden C. Rhines, Robert H. Smith and Alfred S. Teo

               FOR               WITHHELD
               [ ]                 [ ]
               For all nominees except as noted above

2. To approve an amendment to the 1989 Employee Stock Purchase Plan to increase the number of shares of Common Stock available for grant under the Plan by 900,000 shares.

               For              Against           Abstain
               [ ]              [ ]               [ ]

3. To approve an amendment to the 1996 Stock Plan to increase the number of shares of Common Stock available for grant under the Plan by 2,000,000 shares.

               For              Against           Abstain
               [ ]              [ ]               [ ]

3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

               For              Against           Abstain
               [ ]              [ ]               [ ]

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Signature: __________________ Date: ______ Signature: ______________ Date: _____